Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	January 22, 2007

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
FOURTH QUARTER NET EARNINGS
          LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $15.0 million for the period ended December 31, 2006, a decrease of $3.7 million, or 20%, compared to the $18.7 million recorded in the fourth quarter of 2005. On a per share basis, net income for the fourth quarter of 2006 totaled $0.57 per diluted common share, a decrease of $0.18 per share, or 24%, as compared to the 2005 fourth quarter total of $0.75 per diluted common share. Net income for the year ended December 31, 2006 was $66.5 million, or $2.56 per diluted common share compared to $67.0 million, or $2.75 per diluted common share for the year ended December 31, 2005.
     “The fourth quarter ends a very uncharacteristic year for Wintrust. Although we achieved franchise growth consistent with prior years and have maintained credit quality, overall profitability was down for the first time in our history.” commented Edward J. Wehmer, President and Chief Executive Officer. “The disadvantageous yield curve, a loosened lending environment devoid of credit spreads, overall market liquidity and our response to this environment have combined to adversely impact our financial results. Our return on assets and equity are at levels that are unacceptable to us.”
     Mr. Wehmer also noted, “Management has initiated a number of steps for 2007 to get financial results back to acceptable levels. Deposit pricing discipline, changing our deposit mix, rigorous expense control and our commercial lending initiatives are adopted tactics which should help produce better results. We will not, however, change our core loan underwriting standards as we believe this would simply trade current earnings for long-term problems. Although the aforementioned tactics may curtail our customary balance sheet growth trends, getting our earnings back on track will be our top priority.”

     Mr. Wehmer added, “We end the year with a proven and adaptable business model, a solid balance sheet, a strong franchise and a terrific, dedicated team of people who are committed to fighting through this unfavorable environment to deliver value to our shareholders consistent with what we have done in the past.”
     The following table provides an analysis of reported net income less certain income and expense items affecting comparability between periods due to their discretionary nature, fair value adjustments or the impact of implementing new accounting pronouncements.

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
Net Income as Reported	$15,010	$14,859	$18,656	$66,493	$67,016

Less (actual after-tax impact shown):
Gain on sales of premium finance receivables	102	168	935	1,784	4,013
Fees from covered call options	241	173	1,271	1,953	7,060
Trading income (losses) — primarily interest rate swaps	(5)	2	1,018	5,415	(555)
Stock option expense — SFAS 123(R)	(911)	(1,000)	(82)	(3,695)	(244)
Gains (losses) on AFS securities	55	(35)	(2)	10	656
Gain on sale of Wayne Hummer Growth Fund	—	—	—	1,494	—
MSR valuation/amortization — SFAS 156	(219)	(311)	(178)	(561)	(877)
Mortgage banking derivative gains (losses)	75	(189)	(40)	16	(5)
Accelerated Trust Preferred issuance cost amortization	—	(188)	(16)	(188)	(332)
New business development event expenses	—	(6)	—	(270)	—
Professional fees on failed acquisition effort	—	(115)	—	(115)	—
Sale of NYSE seat	—	—	432	—	432

	$15,672	$16,360	$15,318	$60,650	$56,868

     This analysis does not take into account fluctuations in normal business expenses that are variable in nature, such as incentive compensation components, variable pay tied to production in mortgage banking and wealth management activities or normal accounting adjustments to accurately reflect required accrual balances.

     Total assets rose to $9.57 billion at December 31, 2006, an increase of $1.39 billion, or 17%, as compared to $8.18 billion at December 31, 2005. Total deposits as of December 31, 2006 were $7.87 billion, an increase of $1.14 billion, or 17%, as compared to $6.73 billion at December 31, 2005. Total loans grew to $6.50 billion as of December 31, 2006, an increase of $1.29 billion, or 25%, over the $5.21 billion balance as of a year ago. Shareholders’ equity increased to $773.3 million, or a book value of $30.38 per share, at December 31, 2006, compared to $627.9 million, or a book value of $26.23, per share at December 31, 2005.
     Wintrust’s key operating measures and growth rates for the fourth quarter of 2006 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	December 31,	September 30,	December 31,	3rd Quarter		4th Quarter
($ in thousands, except per share data)	2006	2006	2005	2006 (5)		2005
Net income	$15,010	$14,859	$18,656	4%		(20)%
Net income per common share — Diluted	$0.57	$0.56	$0.75	7%		(24)%

Net revenue (1)	$84,805	$83,891	$81,137	4%		5%
Net interest income	$65,366	$65,115	$56,993	2%		15%

Net interest margin (4)	3.07%	3.10%	3.11%	(3	)bp	(4	)bp
Core net interest margin (2) (4)	3.28%	3.33%	3.32%	(5	)bp	(4	)bp
Net overhead ratio (3)	1.69%	1.72%	1.33%	(3	)bp	36	bp
Return on average assets	0.63%	0.63%	0.92%	—	bp	(29	)bp
Return on average equity	7.83%	8.04%	12.00%	(21	)bp	(417	)bp

At end of period
Total assets	$9,571,852	$9,463,060	$8,177,042	5%		17%
Total loans	$6,496,480	$6,330,612	$5,213,871	10%		25%
Total deposits	$7,869,240	$7,709,585	$6,729,434	8%		17%
Total equity	$773,346	$763,298	$627,911	5%		23%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet % changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing ”Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations — Impacting
Comparative Financial Results
Acquisitions
     On May 31, 2006, Wintrust announced the completion of its acquisition of Hinsbrook Bancshares, Inc. (“HBI”) in a stock and cash merger transaction (1,120,033 shares of common stock issued). HBI was the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which had five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at May 31, 2006. On November 13, 2006, Hinsbrook Bank’s locations in Willowbrook, Downers Grove and Darien became part of Hinsdale Bank & Trust Company, Hinsbrook Bank’s Glen Ellyn location became part of Wheaton Bank & Trust Company and Hinsbrook Bank’s Geneva location was renamed and became the charter for St. Charles Bank & Trust Company.
     On March 31, 2005, Wintrust announced the completion of its acquisition of First Northwest Bancorp, Inc. (“FNBI”) in a stock and cash merger transaction (595,123 shares of common stock were issued). FNBI was the parent company of First Northwest Bank with two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995. On May 23, 2005, FNBI’s locations became part of Village Bank & Trust.
     The results of operations of FNBI and HBI are included in Wintrust’s consolidated financial results only since their respective effective dates of acquisition.
Stock Offering/Regulatory Capital
     On September 5, 2006, Wintrust redeemed all 1,242,000 shares of the 9.00% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust I at a redemption price equal to the $25.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 9.00% Junior Subordinated Debentures due 2028, all of which were held by the Wintrust Capital Trust I. The redemption was funded by the issuance of $50.0 million of trust preferred securities (the “Capital Securities”) in a private placement to institutional investors on September 1, 2006, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust IX, a Delaware statutory trust (the “Trust”). The Capital Securities mature in September 2036, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holders of the Capital Securities, at a rate of 6.836% until the interest payment date on September 15, 2011, and thereafter at a rate equal to the three-month LIBOR rate plus 1.63%.
     In conjunction with the completion of the acquisition of HBI in May 2006, Wintrust received $25 million in proceeds upon funding a subordinated note with an unaffiliated bank that had been signed on October 25, 2005.
     In July 2006, the Company’s Board of Directors approved the repurchase of up to 2,000,000 shares of its outstanding common stock over the next 18 months. This repurchase plan replaces the previous share repurchase plan that was announced in January 2000. During the fourth quarter of 2006 the Company repurchased 344,089 shares at an average price of $47.50 per share.
     On August 16, 2005, Wintrust redeemed all 2,000,000 shares of the 10.50% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust II at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 10.50% Junior Subordinated Debentures due 2030, all of which were held by the Wintrust Capital Trust II. The redemption was funded by the issuance of $40.0 million of floating-rate (three-month LIBOR rate plus 1.45%) trust preferred securities in a private placement to an institutional investor on August 2, 2005, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust VIII, a Delaware statutory trust.
     On March 30, 2005, Wintrust consummated the partial settlement of the forward sale agreement the Company entered into on December 14, 2004 with Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, relating to the forward sale by Wintrust of 1.2 million shares of Wintrust’s common stock. Pursuant to and in partial settlement of the forward sale agreement, Wintrust issued 1.0 million shares of its common stock, and received net proceeds of $55.9 million from Royal Bank of Canada. Additionally, on December 14, 2005, Wintrust amended certain terms of the forward sale agreement for the purpose of extending the maturity date for the remaining 200,000 shares from December 17, 2005 to December 17, 2006. In conjunction with the completion of the acquisition of HBI in May 2006, the forward sale agreement was fully settled with Wintrust issuing 200,000 shares of its common stock and receiving net proceeds of $11.6 million.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust had the following banking location activity:
—	St. Charles, Illinois (St. Charles Bank & Trust Company) — opened fourth quarter of 2006

—	Willowbrook, Illinois (originally a branch of Hinsbrook Bank & Trust Company) — acquired second quarter of 2006 and subsequently merged into Hinsdale Bank & Trust Company in fourth quarter of 2006

—	Downers Grove, Illinois (originally a branch of Hinsbrook Bank & Trust Company) — acquired second quarter of 2006 and subsequently merged into Hinsdale Bank & Trust Company in fourth quarter of 2006

—	Glen Ellyn, Illinois (originally a branch of Hinsbrook Bank & Trust Company) — acquired second quarter of 2006 and subsequently merged into Wheaton Bank & Trust Company in fourth quarter of 2006

—	Darien, Illinois (originally a branch of Hinsbrook Bank & Trust Company) — acquired second quarter of 2006 and subsequently merged into Hinsdale Bank & Trust Company in fourth quarter of 2006

—	Geneva, Illinois (originally a branch of Hinsbrook Bank & Trust Company) — acquired second quarter of 2006, subsequently renamed, and became the charter for St. Charles Bank & Trust Company (St. Charles, Illinois) in fourth quarter of 2006

—	Algonquin, Illinois (permanent location with drive-through for Algonquin Bank & Trust, a branch of Crystal Lake Bank & Trust Company) — opened second quarter of 2006

—	Mokena, Illinois (temporary branch bank location for Old Plank Trail Community Bank, N.A.) — opened second quarter 2006

—	Elm Grove, Wisconsin (branch location with drive-through for Town Bank) — opened second quarter of 2006

—	New Lenox, Illinois (temporary main bank location for Old Plank Trail Community Bank, N.A.) — opened first quarter 2006

—	Frankfort, Illinois (temporary branch bank location for Old Plank Trail Community Bank, N.A.) — opened first quarter 2006

—	Gurnee, Illinois (permanent location with drive-through replacing temporary location, a branch of Libertyville Bank & Trust Company) — opened first quarter of 2006
     Financial Performance Overview
     For the fourth quarter of 2006, net interest income totaled $65.4 million, increasing $8.4 million, or 15%, compared to the fourth quarter of 2005. Average earning assets grew $1.21 billion over the fourth quarter of 2005, a 16% increase. Loans accounted for virtually all of the total average earning asset growth compared to the fourth quarter of 2005 average earning asset balances. Net interest income for the year end December 31, 2006 totaled $248.9 million, increasing $32.1 million over the full year of 2005.

     The provision for credit losses totaled $1.9 million for the fourth quarter of 2006 compared to $1.1 million for the fourth quarter of 2005. The provision for credit losses for the twelve months ended December 31, 2006 totaled $7.1 million compared to $6.7 million in the same period of 2005. The provision for credit losses in both the fourth quarter of 2006 and the full year of 2006 continues to reflect the Company’s trends in net charge-offs and credit quality levels.
     The net interest margin for the fourth quarter of 2006 was 3.07%, compared to 3.11% in the fourth quarter of 2005 and 3.10% in the third quarter of 2006. The net interest margin declined four basis points in the fourth quarter of 2006 compared to the fourth quarter of 2005 as the yield on earning assets increased by 94 basis points, the rate paid on interest-bearing liabilities increased by 103 basis points and the contribution from net free funds increased by five basis points. The earning asset yield improvement in the fourth quarter of 2006 compared to the fourth quarter of 2005 was primarily attributable to an 87 basis point increase in the yield on loans. The higher loan yield is reflective of the earlier interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 103 basis points in the fourth quarter of 2006 compared to the fourth quarter of 2005 was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. The net interest margin in the fourth quarter of 2006 declined by three basis points when compared to the third quarter of 2006. This decrease is primarily the result of increasing retail deposit costs in all of the Company’s banking markets. The net interest margin for the twelve months ended December 31, 2006 was 3.10%, compared to 3.16% in 2005.
     Non-interest income totaled $19.4 million in the fourth quarter of 2006, decreasing $4.7 million, or 19%, compared to the fourth quarter of 2005. The decrease was primarily attributable to the lower levels of trading income recognized on rate swaps, lower levels of fees from certain covered call option transactions and lower gain on sales of premium finance receivables. Non-interest income for the twelve months ended December 31, 2006 totaled $91.2 million, decreasing $2.3 million, or 2%, compared to 2005. The decrease, on a year-to-date basis, was primarily attributable to lower levels of fees from certain covered call option transactions, lower gain on sale of premium finance receivables, lower mortgage banking revenue and lower gains on available-for-sale securities offset by higher levels of trading income recognized on rate swaps and higher wealth management revenue. The trading income recognized on the interest rate swaps reflected the change in fair value of the swaps and the net cash settlement, as these swaps were previously determined not to qualify for hedge accounting.
     Non-interest expense totaled $59.5 million in the fourth quarter of 2006, increasing $8.4 million, or 16%, over the fourth quarter of 2005. Salary and employee benefits expense increased $5.7 million comprised mainly of fixed and variable compensation components increasing $3.6 million, adoption of SFAS 123(R) increasing costs by $1.3 million and total benefits increasing $0.8 million. Non-interest expense for the twelve months ended December 31, 2006 totaled $228.8 million, increasing $30.1 million, or 15%, compared to the same period in 2005. Salary and employee benefits expense increased $18.9 million comprised mainly of fixed and variable compensation components increasing $10.9 million, adoption of SFAS 123(R) increasing costs by $5.6 million and total benefits increasing $2.4 million.
     Non-performing assets totaled $37.4 million, or 0.39% of total assets, at December 31, 2006, compared to $27.6 million, or 0.34% of total assets, at December 31, 2005 and $35.8 million, or 0.38% of total assets, at September 30, 2006. Subsequent to the end of the quarter, $4.5 million of non-performing assets were cleared from the December 31, 2006 total. Net charge-offs as a percentage of average loans for the fourth quarter of 2006 were seven basis points, unchanged from the fourth quarter of 2005. Year-to-date net charge-offs at December 31, 2006 totaled nine basis points of year-to-date average loans, compared to 10 basis points in 2005. Non-performing assets at December 31, 2006, remain at levels that the Company believes make monitoring and collecting the non-performing assets manageable.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Selected Financial Condition Data (at end of period):
Total assets	$9,571,852	$8,177,042
Total loans	6,496,480	5,213,871
Total deposits	7,869,240	6,729,434
Long-term debt – trust preferred securities	249,828	230,458
Total shareholders’ equity	773,346	627,911

Selected Statements of Income Data:
Net interest income	$65,366	$56,993	$248,886	$216,759
Net revenue (1)	84,805	81,137	340,119	310,316
Income before taxes	23,447	29,020	104,241	104,950
Net income	15,010	18,656	66,493	67,016
Net income per common share — Basic	0.59	0.78	2.66	2.89
Net income per common share — Diluted	0.57	0.75	2.56	2.75

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.07%	3.11%	3.10%	3.16%
Core net interest margin (2) (6)	3.28	3.32	3.31	3.37
Non-interest income to average assets	0.82	1.19	1.02	1.23
Non-interest expense to average assets	2.51	2.52	2.56	2.62
Net overhead ratio (3)	1.69	1.33	1.54	1.39
Efficiency ratio (4) (6)	69.82	62.65	66.96	63.97
Return on average assets	0.63	0.92	0.74	0.88
Return on average equity	7.83	12.00	9.47	11.00

Average total assets	$9,412,775	$8,034,099	$8,925,557	$7,587,602
Average total shareholders’ equity	760,271	616,627	701,794	609,167
Average loans to average deposits ratio	84.3%	80.4%	82.2%	83.4%

Common Share Data at end of period:
Market price per common share	$48.02	$54.90
Book value per common share	$30.38	$26.23
Common shares outstanding	25,457,935	23,940,744

Other Data at end of period:
Allowance for credit losses (5)	$46,512	$40,774
Non-performing assets	$37,446	$27,589
Allowance for credit losses to total loans (5)	0.72%	0.78%
Non-performing assets to total assets	0.39%	0.34%
Number of:
Bank subsidiaries	15	13
Non-bank subsidiaries	8	10
Banking offices	73	62

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
(In thousands)	2006	2006	2005

Assets
Cash and due from banks	$169,071	$145,133	$158,136
Federal funds sold and securities purchased under resale agreements	136,221	168,676	183,229
Interest bearing deposits with banks	19,259	16,218	12,240
Available-for-sale securities, at fair value	1,839,716	1,836,316	1,799,384
Trading account securities	2,324	1,353	1,610
Brokerage customer receivables	24,040	23,806	27,900
Mortgage loans held-for-sale	148,331	100,744	85,985
Loans, net of unearned income	6,496,480	6,330,612	5,213,871
Less: Allowance for loan losses	46,055	45,233	40,283

Net loans	6,450,425	6,285,379	5,173,588
Premises and equipment, net	311,041	299,386	247,875
Accrued interest receivable and other assets	180,889	293,646	272,772
Goodwill	268,936	269,646	196,716
Other intangible assets	21,599	22,757	17,607

Total assets	$9,571,852	$9,463,060	$8,177,042

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$699,203	$649,478	$620,091
Interest bearing	7,170,037	7,060,107	6,109,343

Total deposits	7,869,240	7,709,585	6,729,434

Notes payable	12,750	8,000	1,000
Federal Home Loan Bank advances	325,531	372,440	349,317
Other borrowings	162,072	133,132	95,796
Subordinated notes	75,000	75,000	50,000
Long-term debt — trust preferred securities	249,828	249,870	230,458
Accrued interest payable and other liabilities	104,085	151,735	93,126

Total liabilities	8,798,506	8,699,762	7,549,131

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	25,802	25,718	23,941
Surplus	519,233	513,453	420,426
Treasury stock	(16,343)	—	—
Common stock warrants	681	697	744
Retained earnings	261,734	246,724	201,133
Accumulated other comprehensive loss	(17,761)	(23,294)	(18,333)

Total shareholders’ equity	773,346	763,298	627,911

Total liabilities and shareholders’ equity	$9,571,852	$9,463,060	$8,177,042

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2006	2005	2006	2005

Interest income
Interest and fees on loans	$128,526	$93,052	$456,384	$335,391
Interest bearing deposits with banks	231	96	651	279
Federal funds sold and securities purchased under resale agreements	1,469	929	5,393	3,485
Securities	22,902	20,246	93,398	66,555
Trading account securities	10	13	51	68
Brokerage customer receivables	502	229	2,068	1,258

Total interest income	153,640	114,565	557,945	407,036

Interest expense
Interest on deposits	76,949	49,080	265,729	156,252
Interest on Federal Home Loan Bank advances	3,731	3,168	14,675	11,912
Interest on notes payable and other borrowings	1,319	625	5,638	4,178
Interest on subordinated notes	1,385	754	4,695	2,829
Interest on long-term debt — trust preferred securities	4,890	3,945	18,322	15,106

Total interest expense	88,274	57,572	309,059	190,277

Net interest income	65,366	56,993	248,886	216,759
Provision for credit losses	1,893	1,073	7,057	6,676

Net interest income after provision for credit losses	63,473	55,920	241,829	210,083

Non-interest income
Wealth management	6,990	7,297	31,720	30,008
Mortgage banking	6,003	6,058	22,341	25,913
Service charges on deposit accounts	1,839	1,532	7,146	5,983
Gain on sales of premium finance receivables	165	1,514	2,883	6,499
Administrative services	1,125	1,232	4,598	4,539
Gains (losses) on available-for-sale securities, net	89	(4)	17	1,063
Other	3,228	6,515	22,527	19,552

Total non-interest income	19,439	24,144	91,232	93,557

Non-interest expense
Salaries and employee benefits	35,596	29,886	137,008	118,071
Equipment	3,611	3,073	13,529	11,779
Occupancy, net	5,127	4,338	19,807	16,176
Data processing	2,205	1,754	8,493	7,129
Advertising and marketing	1,356	1,543	5,074	4,970
Professional fees	1,216	1,244	6,172	5,609
Amortization of other intangible assets	1,159	884	3,938	3,394
Other	9,195	8,322	34,799	31,562

Total non-interest expense	59,465	51,044	228,820	198,690

Income before taxes	23,447	29,020	104,241	104,950
Income tax expense	8,437	10,364	37,748	37,934

Net income	$15,010	$18,656	$66,493	$67,016

Net income per common share — Basic	$0.59	$0.78	$2.66	$2.89

Net income per common share — Diluted	$0.57	$0.75	$2.56	$2.75

Cash dividends declared per common share	$—	$—	$0.28	$0.24

Weighted average common shares outstanding	25,579	23,816	25,011	23,198
Dilutive potential common shares	889	1,107	916	1,139

Average common shares and dilutive common shares	26,468	24,923	25,927	24,337

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2006	2005	2006	2005

(A) Interest income (GAAP)	$153,640	$114,565	$557,945	$407,036
Taxable-equivalent adjustment:
— Loans	87	104	409	531
— Liquidity management assets	360	224	1,195	777
— Other earning assets	2	4	17	19

Interest income — FTE	$154,089	$144,897	$559,566	$408,363
(B) Interest expense (GAAP)	88,274	57,572	309,059	190,277

Net interest income — FTE	$65,815	$57,325	$250,507	$218,086

(C) Net interest income (GAAP) (A minus B)	$65,366	$56,993	$248,886	$216,759
Net interest income — FTE	$65,815	$57,325	$250,507	$218,086
Add: Net interest expense on long-term debt – trust preferred securities, (1)	4,561	3,825	17,611	14,672

Core net interest income — FTE (2)	$70,376	$61,150	$268,118	$232,758

(D) Net interest margin (GAAP)	3.04%	3.09%	3.07%	3.14%
Net interest margin — FTE	3.07%	3.11%	3.10%	3.16%
Core net interest margin — FTE (2)	3.28%	3.32%	3.31%	3.37%

(E) Efficiency ratio (GAAP)	70.19%	62.91%	67.28%	64.25%
Efficiency ratio — FTE	69.82%	62.65%	66.96%	63.97%

(1)	Interest expense from the long-term debt – trust preferred securities is net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2006	2006	2005	2006 (1)	2005
Balance:
Commercial and commercial real estate (3)	$4,068,437	$3,935,102	$3,161,734	13.4%	28.7%
Home equity	666,471	663,532	624,337	1.8	6.7
Residential real estate (3)	207,059	285,098	275,729	(108.6)	(24.9)
Premium finance receivables	1,165,846	1,056,149	814,681	41.2	43.1
Indirect consumer loans (2)	249,534	246,502	203,002	4.9	22.9
Tricom finance receivables	43,975	40,588	49,453	33.1	(11.1)
Other loans	95,158	103,641	84,935	(32.5)	12.0

Total loans, net of unearned income	$6,496,480	$6,330,612	$5,213,871	10.4%	24.6%

Mix:
Commercial and commercial real estate	62.6%	62.2%	60.6%
Home equity	10.3	10.5	12.0
Residential real estate	3.2	4.5	5.3
Premium finance receivables	17.9	16.7	15.6
Indirect consumer loans (2)	3.8	3.9	3.9
Tricom finance receivables	0.7	0.6	1.0
Other loans	1.5	1.6	1.6

Total loans, net of unearned income	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans

(3)	Approximately $78.6 million of loans originally reported as residential real-estate loans were reclassified in the fourth quarter of 2006 and are now included in commercial real-estate.
DEPOSITS

				% Growth
				From	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2006	2005	2005	2006 (1)	2005
Balance:
Non-interest bearing	$699,203	$649,478	$620,091	30.4%	12.8%
NOW	844,875	806,356	704,640	19.0	19.9
Wealth Management deposits (2)	529,730	504,217	421,301	20.1	25.7
Money market	690,938	653,185	610,554	22.9	13.2
Savings	304,362	303,344	308,323	1.3	(1.3)
Time certificates of deposit	4,800,132	4,793,005	4,064,525	0.6	18.1

Total deposits	$7,869,240	$7,709,585	$6,729,434	8.2%	16.9%

Mix:
Non-interest bearing	8.9%	8.4%	9.2%
NOW	10.7	10.5	10.5
Wealth Management deposits (2)	6.7	6.5	6.3
Money market	8.8	8.5	9.0
Savings	3.9	3.9	4.6
Time certificates of deposit	61.0	62.2	60.4

Total deposits	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2006 compared to the fourth quarter of 2005 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2006			December 31, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,960,718	$24,962	5.05%	$1,969,837	$21,495	4.33%
Other earning assets (2) (3) (8)	25,538	514	8.06	19,370	246	5.03
Loans, net of unearned income (2) (4) (8)	6,535,949	128,613	7.81	5,326,344	93,156	6.94

Total earning assets (8)	$8,522,205	$154,089	7.17%	$7,315,551	$114,897	6.23%

Allowance for loan losses	(47,185)			(42,152)
Cash and due from banks	123,577			130,480
Other assets	814,178			630,220

Total assets	$9,412,775			$8,034,099

Interest-bearing deposits	$7,094,084	$76,949	4.30%	$6,006,384	$49,080	3.24%
Federal Home Loan Bank advances	351,572	3,731	4.21	346,601	3,168	3.63
Notes payable and other borrowings	146,658	1,319	3.57	90,143	625	2.75
Subordinated notes	75,000	1,385	7.23	50,000	754	5.91
Long-term debt – trust preferred securities	249,843	4,890	7.66	230,472	3,945	6.70

Total interest-bearing liabilities	$7,917,157	$88,274	4.42%	$6,723,600	$57,572	3.39%

Non-interest bearing deposits	659,984			620,402
Other liabilities	75,363			73,470
Equity	760,271			616,627

Total liabilities and shareholders’ equity	$9,412,775			$8,034,099

Interest rate spread (5) (8)			2.75%			2.84%
Net free funds/contribution (6)	$605,048		0.32	$591,951		0.27

Net interest income/Net interest margin (8)		$65,815	3.07%		$57,325	3.11%

Core net interest margin (7) (8)			3.28%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2006 and 2005 were $449,000 and $332,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2006 compared to the third quarter of 2006 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2006			September 30, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,960,718	$24,962	5.05%	$2,106,501	$26,823	5.05%
Other earning assets (2) (3) (8)	25,538	514	8.06	29,114	582	8.00
Loans, net of unearned income (2) (4) (8)	6,535,949	128,613	7.81	6,255,398	121,875	7.73

Total earning assets (8)	$8,522,205	$154,089	7.17%	$8,391,013	$149,280	7.06%

Allowance for loan losses	(47,185)			(46,494)
Cash and due from banks	123,577			128,883
Other assets	814,178			810,623

Total assets	$9,412,775			$9,284,025

Interest-bearing deposits	$7,094,084	$76,949	4.30%	$6,973,194	$72,428	4.12%
Federal Home Loan Bank advances	351,572	3,731	4.21	377,399	3,950	4.15
Notes payable and other borrowings	146,658	1,319	3.57	136,813	979	2.84
Subordinated notes	75,000	1,385	7.23	80,304	1,453	7.08
Long-term debt – trust preferred securities	249,843	4,890	7.66	238,111	4,968	8.16

Total interest-bearing liabilities	$7,917,157	$88,274	4.42%	$7,805,821	$83,778	4.25%

Non-interest bearing deposits	659,984			663,647
Other liabilities	75,363			81,217
Equity	760,271			733,340

Total liabilities and shareholders’ equity	$9,412,775			$9,284,025

Interest rate spread (5) (8)			2.75%			2.81%
Net free funds/contribution (6)	$605,048		0.32	$585,192		0.29

Net interest income/Net interest margin (8)		$65,815	3.07%		$65,502	3.10%

Core net interest margin (7) (8)			3.28%			3.33%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2006 was $449,000 and for the three months ended September 30, 2006 was $387,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended December 31, 2006 totaled $65.8 million, an increase of $8.5 million, or 15%, as compared to the $57.3 million recorded in the same quarter of 2005. Average loans in the fourth quarter of 2006 increased $1.21 billion, or 23%, over the fourth quarter of 2005. Compared to the third quarter of 2006, total average loans grew $281 million ($142 million in growth, or 11% on an annualized basis, excluding mortgages held for sale and premium finance receivables).

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2006 the net interest margin was 3.07%, down three basis points from the third quarter of 2006 and a decrease of four basis points when compared to the fourth quarter of 2005. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.28% for the fourth quarter of 2006, 3.33% for the third quarter of 2006 and 3.32% for the fourth quarter of 2005.
The net interest margin declined four basis points in the fourth quarter of 2006 compared to the fourth quarter of 2005 as the yield on earning assets increased by 94 basis points, the rate paid on interest-bearing liabilities increased by 103 basis points and the contribution from net free funds increased by five basis points. The earning asset yield improvement in the fourth quarter of 2006 compared to the fourth quarter of 2005 was primarily attributable to an 87 basis point increase in the yield on loans. The higher loan yield is reflective of the earlier interest rate increases effected by the Federal Reserve Bank offset by continued competitive loan pricing pressures. The interest-bearing liability rate increase of 103 basis points was due to higher costs of retail deposits as rates have generally risen in the past 12 months, continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition.
The yield on total earning assets for the fourth quarter of 2006 was 7.17% as compared to 6.23% in the fourth quarter of 2005. The increase of 94 basis points from the fourth quarter of 2005 resulted primarily from the rising interest rate environment in the last 24 months offset by the effects of an inverted yield curve and highly competitive pricing in all lending areas. The fourth quarter 2006 yield on loans was 7.81%, an 87 basis point increase when compared to the prior year fourth quarter yield of 6.94%. Compared to the third quarter of 2006, the yield on earning assets increased 11 basis points primarily as a result of an eight basis point increase in the yield on total loans. The yield on liquidity management assets remained at 5.05% in the fourth quarter. The average loan-to-average deposit ratio increased to 84.3% in the fourth quarter of 2006 from 80.4% in the fourth quarter of 2005 and 81.9% in the third quarter of 2006. The increase in this ratio in the fourth quarter of 2006 is a direct result of the Company suspending the sale of premium finance receivables to an unaffiliated bank.
The rate paid on interest-bearing deposits increased to 4.30% in the fourth quarter of 2006 as compared to 3.24% in the fourth quarter of 2005. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 5.42% in the fourth quarter of 2006 compared to 4.66% in the fourth quarter of 2005 and 5.37% in the third quarter of 2006. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The cost of retail deposits continued to increase in the fourth quarter of 2006 even as the overall level of interest rates remained relatively unchanged. Competitive pricing pressures in all markets have driven up the cost of retail deposits while wholesale funding costs remained relatively stable. In the fourth quarter of 2006, when compared to the third quarter of 2006, the rate on non-maturity interest-bearing deposits (savings, NOW and MMA) increased 13 basis points and the rate on retail CDs increased 23 basis points. The inverted yield curve continues to put upward pricing pressure on short-term CDs and non-maturity deposits as customers choose not to renew their retail CDs at the lower rates on longer maturities.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the year ended December 31, 2006 compared to the year ended December 31, 2005:

	Year Ended			Year Ended
	December 31, 2006			December 31, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$2,054,798	$100,637	4.90%	$1,738,725	$71,096	4.09%
Other earning assets (2) (3) (8)	29,675	2,136	7.20	23,644	1,345	5.69
Loans, net of unearned income (2) (4) (8)	6,013,344	456,793	7.60	5,137,912	335,922	6.54

Total earning assets (8)	$8,097,817	$559,566	6.91%	$6,900,281	$408,363	5.92%

Allowance for loan losses	(44,648)			(40,566)
Cash and due from banks	125,253			138,253
Other assets	747,135			589,634

Total assets	$8,925,557			$7,587,602

Interest-bearing deposits	$6,695,139	$265,729	3.97%	$5,571,166	$156,252	2.80%
Federal Home Loan Bank advances	364,149	14,675	4.03	333,108	11,912	3.58
Notes payable and other borrowings	149,764	5,638	3.76	167,930	4,178	2.49
Subordinated notes	66,742	4,695	6.94	50,000	2,829	5.66
Long-term debt – trust preferred securities	237,249	18,322	7.62	217,983	15,106	6.93

Total interest-bearing liabilities	$7,513,043	$309,059	4.11%	$6,340,187	$190,277	3.00%

Non-interest bearing deposits	623,542			592,879
Other liabilities	87,178			45,369
Equity	701,794			609,167

Total liabilities and shareholders’ equity	$8,925,557			$7,587,602

Interest rate spread (5) (8)			2.80%			2.92%
Net free funds/contribution (6)	$584,774		0.30	$560,094		0.24

Net interest income/Net interest margin (8)		$250,507	3.10%		$218,086	3.16%

Core net interest margin (7) (8)			3.31%			3.37%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the years ended December 31, 2006 and 2005 were $1.621 million and $1.327 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
     Tax-equivalent net interest income for the year ended December 31, 2006 totaled $250.5 million, an increase of $32.4 million, or 15%, as compared to the $218.1 million recorded in the same period of 2005. The year-to-date net interest margin of 3.10% declined six basis points from the prior year. The six basis point decrease in net interest margin resulted from the yield on earning assets increasing by 99 basis points, the rate paid on interest-bearing liabilities increasing by 111 basis points and the contribution from net free funds increasing by six basis points. The loan yield has increased by 106 basis points while the rate paid on interest-bearing deposits increased 117 basis points in 2006 compared to 2005. The competitive lending markets and the impact of the inverted yield curve on short-term retail deposits described in the quarterly results above have impacted the year-to-date results in a similar manner.

NON-INTEREST INCOME
For the fourth quarter of 2006, non-interest income totaled $19.4 million and decreased $4.7 million compared to the fourth quarter of 2005. The decrease was primarily attributable to lower levels of trading income recognized on rate swaps, lower levels of fees from certain covered call option transactions and lower gain on sales of premium finance receivables.
The following table presents non-interest income by category for the three months ended December 31, 2006 and 2005:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Brokerage	$4,735	$4,785	(50)	(1.1)
Trust and asset management	2,255	2,512	(257)	(10.2)

Total wealth management	6,990	7,297	(307)	(4.2)

Mortgage banking	6,003	6,058	(55)	(0.9)
Service charges on deposit accounts	1,839	1,532	307	20.0
Gain on sales of premium finance receivables	165	1,514	(1,349)	(89.1)
Administrative services	1,125	1,232	(107)	(8.7)
Gains (losses) on available-for-sale securities, net	89	(4)	93	NM
Other:
Fees from covered call options	390	2,058	(1,668)	(81.1)
Trading income (loss) — net cash settlement of swaps	—	297	(297)	(100.0)
Trading income (loss) — change in fair market value	(8)	1,351	(1,359)	(100.6)
Bank Owned Life Insurance	902	581	321	55.3
Miscellaneous	1,944	2,228	(284)	(12.7)

Total other	3,228	6,515	(3,287)	(50.5)

Total non-interest income	$19,439	$24,144	(4,705)	(19.5)

NM = Not meaningful to presentation
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management totaled $7.0 million in the fourth quarter of 2006, a $307,000 decrease from the $7.3 million recorded in the fourth quarter of 2005. The Company anticipates continued growth of the wealth management platform throughout its banking locations. Wealth management revenue growth generated in the banking locations is significantly outpacing the growth derived from the traditional Wayne Hummer Investment downtown Chicago sources. At the end of December, Focused Investments was merged into its parent Wayne Hummer Investments and is now being marketed as part of the Wayne Hummer Wealth Management family of products.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended December 31, 2006, this revenue source totaled $6.0 million, a decrease of $55,000 when compared to the fourth quarter of 2005. Growth of this component has been negatively impacted by the current interest rate environment during the past 12 months and growth will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing rate environment may further negatively impact mortgage banking production growth. The increase of $635,000 in mortgage banking income in the fourth quarter of 2006 compared to the third quarter of 2006 resulted primarily from $149,000 less in MSR amortization/valuation (less expense) and an increase between quarters of $426,000 in the mortgage banking derivative income (change in fair market value of the forward sale commitments on mortgages held for sale).
Service charges on deposit accounts totaled $1.8 million for the fourth quarter of 2006, an increase of $307,000, or 20%, when compared to the same quarter of 2005. This increase was primarily due to the impact of the bank acquisitions in 2005 and 2006. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust did not sell premium finance receivables to an unrelated third party financial institution in the fourth quarter of 2006. However, as a result of the clean-up calls of previous quarters’ sales, a net gain of $165,000 was recognized in the fourth quarter of 2006. This compares to $1.5 million of recognized gains in the fourth quarter of 2005. It is likely that sales of these receivables may not occur in future quarters as the Company now desires to maintain these earning assets on its books.
The administrative services revenue contributed by Tricom added $1.1 million to total non-interest income in the fourth quarter of 2006 and $1.2 million in the fourth quarter of 2005. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Other non-interest income for the fourth quarter of 2006 totaled $3.2 million compared to $6.5 million in the fourth quarter of 2005. The largest components of the decrease in other income were the decreases in income recognized on certain interest rate swaps and the trading account assets of its broker-dealers and the decrease in fees from covered call option transactions. Early in the third quarter of 2006, the Company settled its position in certain interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. This component decreased $1.7 million in the fourth quarter of 2006 compared to a year ago. Fees from certain covered call option transactions totaled $390,000 in the fourth quarter of 2006 compared to $2.1 million in the same period of 2005. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. However, the interest rate environment in the fourth quarter of 2006 was not conducive to entering into any material level of covered call option transactions.

For the year ended December 31, 2006, non-interest income totaled $91.2 million and decreased $2.3 million compared to the same period in 2005. The decrease was primarily attributable to lower levels of fees from certain covered call option transactions, lower gain on sale of premium finance receivables, lower mortgage banking revenue and lower gains on available-for-sale securities offset by higher levels of trading income recognized on rate swaps and higher wealth management revenue.
The following table presents non-interest income by category for the years ended December 31, 2006 and 2005:

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Brokerage	$19,615	$20,154	(539)	(2.7)
Trust and asset management	12,105	9,854	2,251	22.9

Total wealth management	31,720	30,008	1,712	5.7

Mortgage banking	22,341	25,913	(3,572)	(13.8)
Service charges on deposit accounts	7,146	5,983	1,163	19.4
Gain on sales of premium finance receivables	2,883	6,499	(3,616)	(55.6)
Administrative services	4,598	4,539	59	1.3
Gains (losses) on available-for-sale securities, net	17	1,063	(1,046)	(98.4)
Other:
Fees from covered call options	3,157	11,434	(8,277)	(72.4)
Trading income — net cash settlement of swaps	1,237	440	797	181.1
Trading income (loss) — change in fair market value	7,514	(1,339)	8,853	661.2
Bank Owned Life Insurance	2,948	2,431	517	21.3
Miscellaneous	7,671	6,586	1,085	16.5

Total other	22,527	19,552	2,975	15.2

Total non-interest income	$91,232	$93,557	(2,325)	(2.5)

N/M = not meaningful to discussion
The increase in wealth management in 2006 was primarily attributable to a $2.4 million gain recognized in the first quarter of 2006 on the sale of the Wayne Hummer Growth Fund. Brokerage revenue from retail brokerage trading in the debt and equity markets decreased $539,000 in 2006 compared to 2005.
Mortgage banking decreased $3.6 million when compared to the full year of 2005. Mortgage banking revenue continues to be negatively impacted by the current interest rate environment and will be dependent upon the relative level of long-term interest rates in future periods. Included in this decrease is $514,000 of MSR valuation adjustment/amortization (additional expense) compared to 2005.
Beginning in the third quarter of 2006, Wintrust chose to suspend its sales of premium finance receivables to an unrelated third party financial institution. This action caused the gains on sales of premium finance receivables to decline by $3.6 million in 2006 compared to 2005.
Other non-interest income for 2006 totaled $22.5 million compared to $19.6 million in the same period of 2005. The net cash settlement of swaps is income that would be recognized regardless of the accounting methodology in place for the swaps. In the absence of hedge accounting, the net cash settlement component is included in trading income rather than net interest income. This component increased $797,000 in 2006 compared to a year ago. The trading income recognized as part of the change in fair market value is almost entirely related to the fair market value of certain interest rate swaps, increasing $8.9 million in 2006 compared to 2005. As previously discussed, these rate swaps were sold early in the third quarter of 2006 thus removing future volatility in earnings from this activity. Fees from certain covered call option transactions decreased $8.3 million in 2006 compared to 2005 as the interest rate environment has impacted this source of revenue as anticipated.

NON-INTEREST EXPENSE
Non-interest expense for the fourth quarter of 2006 totaled $59.5 million and increased approximately $8.5 million, or 16%, from the fourth quarter 2005 total of $51.0 million. All categories of non-interest expense increased as a result of the HBI acquisition in 2006, the new branch locations opened and the de novo bank opened at the end of the first quarter of 2006. Including the locations of HBI (effective acquisition date of May 31, 2006), Wintrust added or expanded 12 locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the three months ended December 31, 2006 and 2005:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Salaries and employee benefits	$35,596	$29,886	5,710	19.1
Equipment	3,611	3,073	538	17.5
Occupancy, net	5,127	4,338	789	18.2
Data processing	2,205	1,754	451	25.7
Advertising and marketing	1,356	1,543	(187)	(12.1)
Professional fees	1,216	1,244	(28)	(2.3)
Amortization of other intangible assets	1,159	884	275	31.0
Other:
Commissions — 3rd party brokers	884	941	(57)	(6.0)
Postage	1,076	840	236	28.1
Stationery and supplies	909	884	25	2.7
Miscellaneous	6,326	5,657	669	11.8

Total other	9,195	8,322	873	10.5

Total non-interest expense	$59,465	$51,044	8,421	16.5

Salary and employee benefits expense increased $5.7 million, comprised mainly of fixed and variable compensation components increasing $3.6 million, adoption of SFAS 123(R) increasing costs by $1.3 million and total benefits increasing $0.8 million.
Occupancy expense has been directly impacted by the additional and expanded banking locations in the past 12 months. This cost increased $789,000, or 18%, over the fourth quarter of 2005 as a result of the Company’s continued banking expansion.
Total other expenses increased $873,000 in the fourth quarter of 2006 compared to the fourth quarter of 2005. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. No single component increased by a substantial amount, instead small increases were recognized in most activity-based areas.

Non-interest expense for the year ended December 31, 2006 totaled $228.8 million and increased $30.1 million, or 15%, from the same period in 2005 total of $198.7 million. All categories of non-interest expense increased as a result of the bank acquisitions in 2005 and 2006, the new branch locations opened and the new de novo bank opened at the end of the first quarter of 2006. Including the locations of HBI (effective acquisition date of May 31, 2006), Wintrust added or expanded 12 locations in the past 12 months that added to all categories of non-interest expense. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations.
The following table presents non-interest expense by category for the years ended December 31, 2006 and 2005:

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2006	2005	Change	Change
Salaries and employee benefits	$137,008	$118,071	18,937	16.0
Equipment	13,529	11,779	1,750	14.9
Occupancy, net	19,807	16,176	3,631	22.4
Data processing	8,493	7,129	1,364	19.1
Advertising and marketing	5,074	4,970	104	2.1
Professional fees	6,172	5,609	563	10.0
Amortization of other intangible assets	3,938	3,394	544	16.1
Other:
Commissions — 3rd party brokers	3,842	3,823	19	0.5
Postage	3,940	3,665	275	7.5
Stationery and supplies	3,233	3,262	(29)	(0.9)
Miscellaneous	23,784	20,812	2,972	14.3

Total other	34,799	31,562	3,237	10.3

Total non-interest expense	$228,820	$198,690	30,130	15.2

Salary and employee benefits expense increased $18.9 million, comprised mainly of fixed and variable compensation components increasing $10.9 million, adoption of SFAS 123(R) increasing costs by $5.6 million and total benefits increasing $2.4 million.
Occupancy expense has been directly impacted by the additional and expanded banking locations in the past 12 months. This cost increased $3.6 million, or 22%, over 2005 as a result of the Company’s continued banking expansion.
Total other expenses increased $3.2 million in 2006 compared to 2005. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. No single component increased by a substantial amount, instead small increases were recognized in most activity-based areas.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2006	2005	2006	2005
Allowance for loan losses at beginning of period	$45,233	$40,633	$40,283	$34,227
Provision for credit losses	1,893	1,073	7,057	6,676
Allowance acquired in business combinations	—	—	3,852	4,792
Reclassification from/(to) allowance for lending-related commitments	92	(491)	92	(491)

Charge-offs:
Commercial and commercial real estate loans	1,742	638	4,534	3,252
Home equity loans	64	—	97	88
Residential real estate loans	—	56	81	198
Consumer and other loans	118	123	371	363
Premium finance receivables	812	463	2,760	2,067
Indirect consumer loans	189	190	584	555
Tricom finance receivables	25	—	50	—

Total charge-offs	2,950	1,470	8,477	6,523

Recoveries:
Commercial and commercial real estate loans	1,533	118	2,299	527
Home equity loans	9	—	31	—
Residential real estate loans	2	—	2	—
Consumer and other loans	12	210	148	243
Premium finance receivables	169	188	567	677
Indirect consumer loans	52	22	191	155
Tricom finance receivables	10	—	10	—

Total recoveries	1,787	538	3,248	1,602

Net charge-offs	(1,163)	(932)	(5,229)	(4,921)

Allowance for loan losses at period end	$46,055	$40,283	$46,055	$40,283

Allowance for lending-related commitments at period end	$457	$491	$457	$491

Allowance for credit losses at period end	$46,512	$40,774	$46,512	$40,774

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.02%	0.07%	0.06%	0.09%
Home equity loans	0.03	—	0.01	0.01
Residential real estate loans	(0.00)	0.06	0.02	0.05
Consumer and other loans	0.42	(0.35)	0.23	0.12
Premium finance receivables	0.23	0.13	0.22	0.16
Indirect consumer loans	0.22	0.33	0.17	0.20
Tricom finance receivables	0.14	—	0.10	—

Total loans, net of unearned income	0.07%	0.07%	0.09%	0.10%

Net charge-offs as a percentage of the provision for loan losses	61.44%	86.86%	74.10%	73.71%

Loans at period-end			$6,496,480	$5,213,871
Allowance for loan losses as a percentage of loans at period-end			0.71%	0.77%
Allowance for credit losses as a percentage of loans at period-end			0.72%	0.78%

The reclassification to allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2006	2006	2005
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$308	$970	$159
Commercial, consumer and other	8,454	4,395	1,898
Premium finance receivables	4,306	4,618	5,211
Indirect consumer loans	297	462	228
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	13,365	10,445	7,496

Non-accrual loans:
Residential real estate and home equity	1,738	2,458	457
Commercial, consumer and other	12,959	14,332	11,712
Premium finance receivables	8,112	6,352	6,189
Indirect consumer loans	376	741	335
Tricom finance receivables	324	349	—

Total non-accrual	23,509	24,232	18,693

Total non-performing loans:
Residential real estate and home equity	2,046	3,428	616
Commercial, consumer and other	21,413	18,727	13,610
Premium finance receivables	12,418	10,970	11,400
Indirect consumer loans	673	1,203	563
Tricom finance receivables	324	349	—

Total non-performing loans	36,874	34,677	26,189

Other real estate owned	572	1,165	1,400

Total non-performing assets	$37,446	$35,842	$27,589

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity	0.23%	0.36%	0.07%
Commercial, consumer and other	0.51	0.46	0.42
Premium finance receivables	1.07	1.04	1.40
Indirect consumer loans	0.27	0.49	0.28
Tricom finance receivables	0.74	0.86	—

Total non-performing loans	0.57%	0.55%	0.50%

Total non-performing assets as a percentage of total assets	0.39%	0.38%	0.34%

Allowance for loan losses as a percentage of non-performing loans	123.90%	130.44%	153.82%

The provision for credit losses totaled $1.9 million for the fourth quarter of 2006 and $1.1 million for the fourth quarter of 2005. On a year-to-date basis, the provision for credit losses totaled $7.1 million for twelve months ended December 31, 2006 compared to $6.7 million for same period in 2005. For the quarter ended December 31, 2006, net charge-offs totaled $1.2 million, an increase from the $932,000 of net charge-offs recorded in the same period of 2005. On a year-to-date basis, net charge-offs totaled $5.2 million, up slightly from the $4.9 million of net charge-offs recorded in the same period of 2005. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.07% in the fourth quarter of 2006 and 2005. On a year-to-date basis, net loan charge-offs as a percentage of average loans were 0.09% of average loans in 2006 and 0.10% of average loans in 2005.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $2.0 million at December 31, 2006. The balance increased $1.4 million from December 31, 2005 and decreased $1.4 million from September 30, 2006. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $21.4 million as of December 31, 2006. The balance in this category increased $7.8 million from December 31, 2005 and increased $2.7 million from September 30, 2006. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category. Subsequent to the end of the quarter, $4.5 million of non-performing assets were cleared from the December 31, 2006 total.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of December 31, 2006 and 2005, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	December 31, 2006	December 31, 2005
Non-performing premium finance receivables	$12,418	$11,400
- as a percent of premium finance receivables outstanding	1.07%	1.40%

Net charge-offs of premium finance receivables	$643	$275
- annualized as a percent of average premium finance receivables	0.23%	0.13%
As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $673,000 at December 31, 2006, compared to $563,000 at December 31, 2005. The ratio of these non-performing loans to total indirect consumer loans was 0.27% at December 31, 2006 compared to 0.28% at December 31, 2005. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.22% for the quarter ended December 31, 2006 compared to 0.33% in the same period in 2005. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs, Willowbrook and Winnetka, and in Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of December 31, 2006, Wintrust operated a total of 73 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 11:00 a.m. (Central Daylight Time) Monday, January 22, 2007, regarding fourth quarter earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #5990858. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations & Conference Calls, Conference Calls, Fourth Quarter Earnings Release Conference Call.
A replay of the call will be available beginning at 12:00 p.m. (Central Daylight Time) on January 22, 2007 and will run through 10:59 p.m. (Central Daylight Time) February 5, 2007, by calling (800) 642-1687 and entering Conference ID #5990858. Supplemental financial information referenced in the conference call can be found at (http://www.wintrust.com), Investor News, Supplemental Financial Info, after 8:00 a.m. (Central Daylight Time) on January 22, 2007.
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